SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 2)

First Virtual Communications, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Certain Options to purchase Common Stock, par value $0.001 per share,
(Title of Class of Securities)

337484 30 7

(CUSIP Number of Class of Securities (Underlying Common Stock))

Jonathan Morgan
President and Chief Executive Officer
First Virtual Communications, Inc.
3200 Bridge Parkway
Suite 202
Redwood City, CA 94065
(650) 801-6300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications on Behalf of Filing Person)

Copies to:

Julia Schloss	Julie M. Robinson, Esq
Vice President and General Counsel	Thomas S. Welk, Esq
First Virtual Communications, Inc.	Cooley Godward LLP
3200 Bridge Parkway, Suite 202	4401 Eastgate Mall
Redwood City, CA 94065	San Diego, California 92121-9109
(650) 801-6300	(858) 550-6000

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission on July 25, 2003, as amended, relating to an offer by First Virtual Communication, Inc., a Delaware corporation (the “Company”), to exchange certain options to purchase shares of the Company’s common stock, par value $0.001 per share, on the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 25, 2003.

Item 12. Exhibits.

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 25, 2003.
(a)(1)(B)*	Overview of Employee Stock Option Exchange Offer.
(a)(1)(C)*	Form of Election Form.
(a)(1)(D)*	E-Mail Announcement Regarding Stock Option Exchange Offer, sent on July 25, 2003 to Holders of Eligible Options.
(a)(1)(E)*	Letter, dated July 25, 2003, to Holders of Eligible Options.
(a)(1)(F)*	Form of Withdrawal Form
(a)(1)(G)	Form of Email Reminder of August 22, 2003 Expiration Date sent to all Optionholders on August 18, 2003 Attaching a Copy of Amendment No. 1 to Schedule TO
(b)	Not applicable.
(d)(1)	First Virtual Communications, Inc. 1997 Equity Incentive Plan. Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.
(d)(2)*	First Virtual Communications, Inc. 1999 Equity Incentive Plan.
(d)(3)	First Virtual Communications, Inc. 1997 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to the Company’s Quarterly Report on the Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.
(d)(4)	White Pine Software, Inc. 1993 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(5)	White Pine Software, Inc. 1994 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(6)	White Pine Software, Inc. 1995 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(7)	White Pine Software, Inc. 1996 Incentive and Non Qualified Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(8)	White Pine Software, Inc. 1997 Director Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(9)	ICast Corporation 1996 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-62417) originally filed on August 28, 1998, and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

*Previously filed as an exhibit to the Schedule TO

1

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST VIRTUAL COMMUNICATIONS, INC.

	By:	/s/ Truman Cole

Truman Cole
Chief Financial Officer

Date: August 18, 2003

2

INDEX TO EXHIBITS

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 25, 2003.
(a)(1)(B)*	Overview of Employee Stock Option Exchange Offer.
(a)(1)(C)*	Form of Election Form.
(a)(1)(D)*	E-Mail Announcement Regarding Stock Option Exchange Offer, sent on July 25, 2003 to Holders of Eligible Options.
(a)(1)(E)*	Letter, dated July 25, 2003, to Holders of Eligible Options.
(a)(1)(F)*	Form of Withdrawal Form
(a)(1)(G)	Form of Email Reminder of August 22, 2003 Expiration Date sent to all Optionholders on August 18, 2003 Attaching a Copy of Amendment No. 1 to Schedule TO
(b)	Not applicable.
(d)(1)	First Virtual Communications, Inc. 1997 Equity Incentive Plan. Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.
(d)(2)*	First Virtual Communications, Inc. 1999 Equity Incentive Plan.
(d)(3)	First Virtual Communications, Inc. 1997 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to the Company’s Quarterly Report on the Form 10-Q for the fiscal quarter ended September 30, 2002, and incorporated herein by reference.
(d)(4)	White Pine Software, Inc. 1993 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(5)	White Pine Software, Inc. 1994 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(6)	White Pine Software, Inc. 1995 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(7)	White Pine Software, Inc. 1996 Incentive and Non Qualified Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(8)	White Pine Software, Inc. 1997 Director Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-63382), originally filed on June 20, 2001, and incorporated herein by reference.
(d)(9)	ICast Corporation 1996 Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-62417) originally filed on August 28, 1998, and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

*Previously filed as an exhibit to the Schedule TO

3